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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Grey Wolf, Inc:

We consent to incorporation by reference in the Registration Statements Nos. 33-34590, 33-75338 and 333-19027 of Grey Wolf, Inc. on Form S-8 and Registration Statements Nos. 333-14783, 333-6077, 333-2043, 333-36593 and 333-39683 of Grey
Wolf, Inc. on Form S-3, of our report dated February 16, 1999, relating to the consolidated balance sheets of Grey Wolf, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Grey Wolf, Inc.


                                    KPMG LLP

Houston, Texas
March 16, 1999